Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 HealthLynked Corp. (the “Company”) of our report dated March 13, 2017, relating to the consolidated financial statements of the Company as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the references to our Firm under the caption “Experts” appearing in such Registration Statement and related Prospectus.

/s/ RBSM LLP

New York, NY

March 13, 2017